EXHIBIT 21.1

Subsidiaries of the Registrant*

1.   a.k.a. Brands Intermediate Holding Corp. (Delaware)

2.   a.k.a. Brands Midco Holding Corp. (Delaware)

3.   New Excelerate GP, Limited (Cayman Islands)

4.   Excelerate, L.P. (Cayman Islands)

5.   CK Holdco Pty., Ltd. (Australia)

6.   CK Bidco Pty. Ltd (Australia)

7.   CK Holdings LP (Cayman Islands)

8.   Culture Kings Group Pty Ltd (Australia)

9.   Culture Kings Pty Ltd (Australia)

10. Polly Holdco Pty Ltd (Australia)

11. Polly Bidco Pty Ltd (Australia)

12. Princess Polly Group Pty Ltd (Australia)

13. Princess Polly Online Pty Ltd (Australia)

14. Princess Polly USA, Inc. (Delaware)

15. P&P Holdings LP (Cayman Islands)

16. P&P Intermediate Pty Ltd (Australia)

17. P&P Bidco Pty Ltd (Australia)

18. Petal and Pup Pty Ltd (Australia)

* After giving effect to the Reorganization Transactions described under “Reorganization Transactions” in the accompanying prospectus. The registrant currently has no subsidiaries.

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